Exhibit 10.8

July 29, 2004

Dear Kal:

On behalf of Amazon Global Resources, Inc. (the “Company”), I am very pleased to offer you the position of Senior Vice President, reporting to Jeff Bezos. This letter clarifies and confirms the terms of your employment with the Company.

Start Date and Salary

Your start date will be mutually determined by you and Amazon Global Resources. Your starting salary will be $125,000 annualized, payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked.

Signing Bonus

In appreciation for your decision to join us, the Company will pay you a signing bonus of $300,000 during your first year of employment, which will be paid in twelve monthly installments, starting at the end of your first month. If you are employed with the Company on the one-year anniversary of your hire date, the company will pay you a second bonus in the amount of $500,000 during your second year of employment, which will be paid in twelve monthly installments. Both bonuses will be payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. If your employment with the Company is terminated for any reason prior to your second anniversary of employment, any monthly payments will cease after the date of termination.

Benefits

You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in this benefits package that it deems appropriate. Please refer to the enclosed benefits documents for more information. You are eligible to participate in Amazon.com’s 401(k) plan following receipt of a PIN number and Information Packet from the plan administrator (currently Putnam). You are also eligible to enroll in our major medical plan on the first day of the month coincident with or following the commencement of your employment.

Restricted Stock Unit Award

Subject to Board of Directors’ approval, you will be granted a restricted stock unit award with respect to 200,000 shares of Amazon.com common stock. This award will vest and convert into shares of common stock at the rate of 10% after two years of employment, an additional 10% after three years, an additional 20% after four years, an additional 30% after five years and the remaining 30% after your sixth year of employment, all subject to your continued employment with Amazon.com. Your award will be documented by delivery to you of a Restricted Stock Unit Award Agreement specifying the terms and conditions of the award.

Customer Connection

You will participate in Amazon.com’s Customer Connection (“C2”) Program, which keeps our senior employees in direct contact with our customers. Under this program, you will work at our customer service center for three days during your first six months of employment and on a regular basis thereafter. You’ll also work at one of our fulfillment centers for five days during your first two years of employment. Please contact your Human Resources Generalist for more information.

Employment At Will

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter.

Confidentiality, Noncompetition and Invention Assignment Agreement

As a condition of your employment, you must sign the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement (the “Agreement”). The Company’s willingness to grant you the restricted stock unit award referred to above is based in significant part on your commitment to fulfill the obligations specified in the Agreement. You should know that the agreement will significantly restrict your future flexibility in many ways. For example, you will be unable to seek or accept certain employment opportunities for a period of 18 months after you leave the Company. Please review the agreement carefully and, if appropriate, have your attorney review it as well.

Employment Eligibility

To comply with immigration laws, you must provide Amazon.com with evidence of your identity and eligibility for employment in the United States no later than three (3) business days of your date of hire. Please bring this documentation to your new hire orientation. If you are in visa status, you also must provide new or renewed evidence of your eligibility for employment immediately prior to or upon expiration of your visa authorization.

Additional Provisions

If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions to or modifications of these terms must be in writing and signed by you and an officer of the Company.

If you wish to accept employment with the Company, please indicate so by signing both copies of this letter and both copies of the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement, retaining one of each for your files. This offer and all terms of employment stated in this letter will expire if you have not returned a signed copy of this letter in the pre-addressed enclosed envelope by the sooner of three weeks from the date of this letter or five days prior to the above Start Date. If you intend to start your employment within five days of receiving this offer, please contact me immediately.

We are very excited about the possibility of you joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

Jeffrey P. Bezos

Founder and CEO

ACCEPTANCE

I accept employment with Amazon Global Resources, Inc. under the terms set forth in this letter:

/s/ KAL RAMAN	7/31/04
Signature	Date

Kal Raman